Exhibit 10.18
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of June 8, 2006 (the “Effective Date”), by and between Mariner Energy, Inc., a Delaware corporation (the “Company”), and Michiel C. van den Bold (“Executive”).
     WHEREAS, the Company and Executive have previously entered into the Employment Agreement dated as of February 7, 2005 (the “Employment Agreement”), and desire to amend the Employment Agreement as set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Executive hereby agree as follows:
     1. Amendment. Section 8(a) of the Employment Agreement is hereby amended to read in its entirety as follows:
     “8. Change of Control.
     “(a) Upon the termination of Executive’s employment with the Company for any reason other than Cause at any time on or within nine months after a Change of Control that occurs during the Employment Period or upon the occurrence of a Change of Control within nine months following a termination of Executive’s employment that entitles Executive to severance under Section 7(c), the Company shall pay Executive, subject to Section 8(d) below, an amount equal to 2.5 times the sum of Executive’s Base Salary plus his Average Bonus Amount. The Executive’s “Average Bonus Amount” shall be the average annual amount paid or payable to Executive as bonuses for the Company’s three calendar years ended immediately prior to the occurrence of the Change of Control (or for the number of calendar years that Executive has been an employee of the Company before the occurrence of the Change of Control, if less than three); provided that any payment otherwise payable under this Section 8(a) shall be subject to Section 7(h) notwithstanding that such payment is not a severance payment.”
     2. Governing Law. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.
     3. Entire Agreement and Amendment. The Employment Agreement and this Amendment contain the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced therein or herein).
     4. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
     5. Code Section 409A Compliance. Notwithstanding anything in the Employment Agreement or this Amendment to the contrary, if any provision thereof or hereof would result in the imposition of an additional tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Executive’s rights under the Employment Agreement, as amended hereby.
     IN WITNESS WHEREOF, Executive and the Company have executed this Amendment to be effective for all purposes as of the Effective Date.

EXECUTIVE:

/s/ Michiel C. van den Bold

Michiel C. van den Bold

MARINER ENERGY, INC.

By:	/s/ Scott D. Josey

Scott D. Josey
Chief Executive Officer
and President

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